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                                                                  Exhibit (8)(a)

                          FUND PARTICIPATION AGREEMENT

This Agreement is entered into as of the 15th day of July, 1999,between MONY LIFE INSURANCE COMPANY OF AMERICA, a life insurance company organized under the laws of the State of Arizona, MONY LIFE INSURANCE COMPANY, a life insurance company organized under the laws of the State of New York (MONY Life Insurance Company of America and MONY Life Insurance Company shall hereafter be referred to collectively as "Insurance Company"), and ENTERPRISE ACCUMULATION TRUST, an open-end management investment company organized as a Massachusetts business trust ("Trust").

                                    ARTICLE I
                                   DEFINITIONS

1.1      "Act" shall mean the Investment Company Act of 1940, as amended.

1.2 "Board" shall mean the Board of Trustees, as the case may be, of the Trust, which has the responsibility for management and control of the Trust.

1.3 "Business Day" shall mean any day for which the Trust calculates net asset value per share as described in the Trust's Prospectus.

1.4      "Commission" shall mean the Securities and Exchange Commission.

1.5 "Contract" shall mean a variable annuity or variable life insurance contract that uses any Portfolio of the Trust (as defined below) as an underlying investment medium. Individuals who participate under a group Contract are "Participants."

1.6 "Contractholder" shall mean any entity that is a party to a Contract with a Participating Company (as defined below).

1.7 "Disinterested Board Members" shall mean those members of the Board of the Trust that are not deemed to be "interested persons" of the Trust, as defined by the Act.

1.8 "Participating Companies" shall mean any insurance company (including Insurance Company) that offers variable annuity and/or variable life insurance contracts to the public and that has entered into an agreement with the Trust.

1.9 "Portfolio" shall mean each portfolio of the Trust, as specified in Exhibit A, as such Exhibit may be amended from time to time by agreement of the parties hereto, the shares of which are available to serve as the underlying investment medium for the aforesaid Contracts.
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1.10     "Prospectus" shall mean the current prospectus and statement of additional information of the Trust, as most recently filed with the Commission.

1.11 "Separate Accounts" shall mean MONY America Variable Account A (Policy Form Numbers B5-98 and B6-98), MONY America Variable Account L (Policy Form Number B1-96), MONY Variable Account A (Policy Form Numbers C5-98-2 and C6-98-2) and MONY Variable Account L (Policy Form Numbers C1-98, C2-98 and C3-98) separate accounts established by Insurance Company in accordance with the laws of the State of Arizona (MONY America Variable Accounts A and L) and New York (MONY Variable Accounts A and L).

1.12 "Insurance Company's General Account(s)" shall mean the general account(s) of Insurance Company and its affiliates that invest in a Portfolio.

                                   ARTICLE II
                                 REPRESENTATIONS

2.1 Insurance Company represents and warrants that (a) it is an insurance company duly organized and in good standing under applicable law; (b) it has legally and validly established the Separate Accounts pursuant to the Arizona or New York Insurance Code (as the case may be) for the purpose of offering to the public certain individual variable life insurance or variable annuity contracts; (c) it has registered the Separate Accounts as unit investment trusts under the Act to serve as the segregated investment account for the Contracts; and (d) the Separate Accounts are eligible to invest in shares of each Portfolio without such investment disqualifying any Portfolio as an investment medium for insurance company separate accounts supporting variable annuity contracts or variable life insurance contracts.

2.2 Insurance Company represents and warrants that (a) the Contracts will be described in a registration statement filed under the Securities Act of 1933, as amended ("1933 Act"); (b) the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws; and (c) the sale of the Contracts shall comply in all material respects with state insurance law requirements. Insurance Company agrees to notify the Trust promptly of any investment restrictions imposed by any state insurance law and applicable to the Trust.

2.3 Insurance Company represents and warrants that the income, gains and losses, whether or not realized, from assets allocated to the Separate Accounts are, in accordance with the applicable Contracts, to be credited to or charged against such Separate Accounts without regard to other income, gains or losses from assets allocated to any other accounts of Insurance Company. Insurance Company represents and warrants that the assets of the Separate Accounts are and will be kept separate from Insurance Company's General Account and any other separate accounts Insurance Company may have, and will not be charged with liabilities from any business that Insurance Company may conduct or the liabilities of any companies affiliated with Insurance Company.


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2.4      The Trust represents and warrants that the Trust shares offered and sold pursuant to this Agreement will be registered under the 1933 Act and the Trust shall be registered under the 1940 Act prior to any issuance or sale of such shares. The Trust shall amend its registration statement under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. The Trust does and will comply in all material respects with the requirements of the 1940 Act and the rules thereunder. The Trust's 1933 Act registration statement, including its prospectus, together with any amendments thereto, will at all times comply in all material respects with the requirements of the 1933 Act and the rules thereunder. The Trust shall register and qualify its shares for sale in accordance with the laws of the various states only if and to the extent advisable by the Trust.

2.5 Insurance Company represents and agrees that the Contracts are currently, and at the time of issuance will be, treated as life insurance policies or annuity contracts, whichever is appropriate, under applicable provisions of the Internal Revenue Code of 1986, as it may now or hereafter be amended (the "Code"), and that it will make every effort to maintain such treatment and that it will notify each participating Portfolio, the Trust, and Enterprise (as hereafter defined) immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.

2.6 The Trust represents and warrants that the investments of each Portfolio shall be managed and invested in a manner that complies with the requirements of Section 817(h) of the Code of 1986 as amended, and the rules and regulations thereunder.

2.7 Insurance Company agrees that the Trust's shares may be made available to other Participating Companies and Contractholders provided, however, that each of the Participating Companies shall have executed an agreement containing, among other things, representations and warranties in substantially the same form as contained in Section 2.1, 2.2, and 2.3 hereof.

2.8 The Trust represents and warrants that any of its directors, trustees, officers, employees, investment advisers, and other individuals/entities who deal with the money and/or securities of the Trust are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Trust in an amount not less than that required by Rule 17g-1 under the Act. The aforesaid Bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.9 Insurance Company represents and warrants that all of its employees and agents who deal with the money and/or securities of the Trust are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage in an amount not less than the coverage required to be maintained by the Trust. The aforesaid Bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company. It is agreed that this Agreement contemplates that no such employee or agent of the Insurance Company will deal with money and/or securities of the Trust.


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2.10     Insurance Company agrees that Enterprise Capital Management, Inc.
         ("Enterprise"), a corporation organized under the laws of the State of Georgia and the investment adviser to the Trust, shall be deemed a third party beneficiary under this Agreement and may enforce any and all rights conferred by virtue of this Agreement.

                                   ARTICLE III
                                PORTFOLIO SHARES

3.1 The Contracts will provide for allocation of premium payments for and cash values of the Contracts among subaccounts of the Separate Accounts, including subaccounts which purchase shares of each Portfolio.

3.2 The Trust agrees to make its shares available for purchase at the then applicable net asset value per share by Insurance Company and the Separate Accounts on each Business Day pursuant to rules of the Commission. Notwithstanding the foregoing, the Trust may refuse to sell its shares to any person, or suspend or terminate the offering of its shares, if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of its Board, acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, necessary and in the best interests of the Trust's shareholders.

3.3 The Trust agrees that shares of the Trust will be sold only to (a) Participating Companies and their separate accounts or (b) "qualified pension or retirement plans" as determined under Section 817(h)(4) of the Code. Except as otherwise set forth in this Section 3.3, no shares of the Trust will be sold to the general public.

3.4 The Trust shall provide closing net asset value, dividend and capital gain information on a per-share basis to Insurance Company by 5:50 p.m. Eastern time on each Business Day. Any material errors in the calculation of net asset value, dividend and capital gain information shall be reported immediately upon discovery to Insurance Company. Non-material errors will be corrected in the next Business Day's net asset value per share.

3.5 At the end of each Business Day, Insurance Company will use the information described in Sections 3.2 and 3.4 to calculate the unit values of the Separate Accounts for the day. Using this unit value, Insurance Company will process the day's Separate Account transactions received by it by the close of trading on the floor of the New York Stock Exchange (currently 4:00 p.m. Eastern time), or at such other earlier time as it may determine, to determine the net dollar amount of each Portfolio's shares that will be purchased or redeemed at that day's closing net asset value per share. The net purchase or redemption orders with respect to each Portfolio of the Trust will be transmitted to the Trust by Insurance Company by 11:00 a.m. Eastern time on the Business Day next following Insurance Company's receipt of that information. Subject to Sections 3.6 and 3.8, all purchase and redemption orders for Separate Accounts shall be effected at the net


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         asset value per share of each Portfolio next calculated after receipt of the order by the Trust or its Transfer Agent.

3.6 The Trust appoints Insurance Company as its agent for the limited purpose of accepting orders for the purchase and redemption of Trust shares for the Separate Accounts. The Trust will execute orders at the applicable net asset value per share determined as of the close of trading on the day of receipt of such orders by Insurance Company acting as agent ("effective trade date"), provided that the Trust receives notice of such orders by 11:00 a.m. Eastern time on the next following Business Day and, if such orders request the purchase of Trust shares, the conditions specified in Section 3.8, as applicable, are satisfied. A redemption or purchase request that does not satisfy the conditions specified above and in Section 3.8, as applicable, will be effected at the net asset value per share computed on the Business Day immediately preceding the next following Business Day upon which such conditions have been satisfied in accordance with the requirements of this Section and Section 3.8. With respect to the payment of the purchase price by Insurance Company and of redemption proceeds by the Trust, Insurance Company and the Trust shall remit gross purchase and sale orders with respect to each Portfolio and shall transmit one net payment per Portfolio in accordance with the provisions of this Article III.

3.7 Insurance Company will make its best efforts to notify the Trust in advance of any unusually large purchase or redemption orders and all collections of mortality and expense charges through redemptions.

3.8 If Insurance Company's order requests the purchase of Trust shares, Insurance Company will pay for such purchases by wiring Federal Funds to the Trust or its designated custodial account on the day the order is transmitted. Insurance Company shall make all reasonable efforts to transmit to the Trust payment in Federal Funds by 5:00 p.m. Eastern time on the Business Day the Trust receives the notice of the order pursuant to Section 3.5. The Trust will execute such orders at the applicable net asset value per share determined as of the close of trading on the effective trade date if the Trust receives payment in Federal Funds by 12:00 midnight Eastern time on the Business Day the Trust receives the notice of the order pursuant to Section 3.5. If payment in Federal Funds for any purchase is not received or is received by the Trust after 5:00 p.m. Eastern time on such Business Day, Insurance Company shall promptly, upon the Trust's request, reimburse the Trust for any charges, costs, fees, interest or other expenses incurred by the Trust in connection with any advances to, or borrowings or overdrafts by, the Trust, or any similar expenses incurred by the Trust, as a result of portfolio transactions effected by the Trust based upon such purchase request. If Insurance Company's order requests the redemption of any Trust shares valued at or greater than $1 million dollars, the Trust will wire such amount to Insurance Company within seven days of the order.

3.9 The Trust has the obligation to ensure that its shares are registered with applicable federal agencies at all times.


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3.10     The Trust will confirm each purchase or redemption order made by
         Insurance Company. Transfer of trust shares will be by book entry only. No share certificates will be issued to Insurance Company. Insurance Company will record shares ordered from the Trust in an appropriate title for the corresponding account.

3.11 The Trust shall credit Insurance Company with the appropriate number of shares.

3.12 At least two days in advance of each ex-dividend date of the Trust or, if not a Business Day, on the first Business Day thereafter, each participating Portfolio shall communicate to Insurance Company the amount of dividend and capital gain, if any, per share. All dividends and capital gains shall be automatically reinvested in additional shares of the applicable Portfolio at the net asset value per share on the ex-dividend date. The Trust shall, on the day after the ex-dividend date or, if not a Business Day, on the first Business Day thereafter, notify Insurance Company of the number of shares so issued.

                                   ARTICLE IV
                             STATEMENTS AND REPORTS

4.1 The Trust shall provide monthly statements of account as of the end of each month for all of Insurance Company's accounts by the fifteenth
         (15th) Business Day of the following month.

4.2 The Trust shall distribute to Insurance Company copies of the Trust's Prospectuses, proxy materials, notices, periodic reports and other printed materials (which the Trust customarily provides to its shareholders) in quantities as Insurance Company may reasonably request for distribution to each Contractholder and Participant. In the event that Insurance Company elects to print the Trust's Prospectus, periodic reports, or other printed materials as a part of the Contractholder Prospectus or reports or other document, the Trust shall provide such document, at the election of the Insurance Company, in such electronic format as the Insurance Company reasonably may request or in camera ready copy and shall bear the reasonable pro rata cost of printing such document. Camera-ready or diskette copies of annual and semi-annual reports shall be provided to Insurance Company no later than 45 days after the end of the Trust's reporting periods.

4.3 The Trust will provide to Insurance Company at least one complete copy of all registration statements, Prospectuses, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Trust or its shares, contemporaneously with the filing of any such document with the Commission or other regulatory authorities.

4.4 Insurance Company will provide to the Trust at least one copy of all registration statements, Prospectuses, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Contracts or the Separate Accounts, contemporaneously with the filing of such document with the Commission.


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                                    ARTICLE V
                                    EXPENSES

5.1 The charge to the Trust for all expenses and costs of the Trust, including but not limited to management fees, administrative expenses and legal and regulatory costs, will be made in the determination of the Trust's daily net asset value per share so as to accumulate to an annual charge at the rate set forth in the Trust's Prospectus. Excluded from the expense limitation described herein shall be brokerage commissions and transaction fees and extraordinary expenses.

5.2 Except as provided in this Article V and, in particular in the next sentence, Insurance Company shall not be required to pay directly any expenses of the Trust or expenses relating to the distribution of its shares. Insurance Company shall pay the following expenses or costs:

         a. Such amount of the production expenses of any Trust materials, including the cost of printing the Trust's Prospectus, or marketing materials for prospective Insurance Company Contractholders and Participants as Enterprise, the Trust and Insurance Company shall agree from time to time.

         b. Expenses of distributing Trust materials (other than Trust Prospectuses, Reports to Shareholders or proxy materials) or marketing materials to prospective Insurance Company Contractholders and Participants.

         c. Expenses of distributing Trust materials (other than Trust Prospectuses, Reports to Shareholders or proxy materials) or marketing materials for Insurance Company Contractholders and Participants.

         Except as provided herein, all other expenses of the Trust shall not be borne by Insurance Company.

                                   ARTICLE VI
                               POTENTIAL CONFLICTS

6.1 The Trust has received an order from the Securities and Exchange Commission granting Participating Companies and their separate accounts exemptions under Sections 9(a),


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         13(a), 15(a) and 15(b) of the 1940 Act, and Rules 6e-2(b)(15) and
         6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Trust to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated life insurance companies and certain qualified pension and retirement plans ("Exemptive Order"). The parties acknowledge that the Trust's shares may be made available for investment to other Participating Companies. In such event, the Trustees will monitor the Trust for the existence of any material irreconcilable conflict between the interests of the Contractholders of all Participating Companies. Insurance Company agrees to report any potential or existing conflicts promptly to the Board of the Trust and to assist the Trustees in carrying out their responsibilities under the Trust's Exemptive Order.

6.2 If a majority of the Board, or a majority of Disinterested Board Members, determines that a material irreconcilable conflict exists with regard to Contractholder investments in the Trust, the Board shall give prompt notice to all Participating Companies. If the Board determines that Insurance Company is responsible for causing or creating said conflict, Insurance Company shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the Disinterested Board Members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict. Such necessary action may include, but shall not be limited to:

         a. Withdrawing the assets allocable to the Separate Accounts from the Portfolio and reinvesting such assets in another Portfolio (if applicable) or a different investment medium, or submitting the question of whether such segregation should be implemented to a vote of all affected Contractholders; and/or

         b.       Establishing a new registered investment management company.

6.3 If a material irreconcilable conflict arises as a result of a decision by Insurance Company to disregard Contractholder voting instructions and said decision represents a minority position or would preclude a majority vote by all Contractholders having an interest in the Trust, Insurance Company may be required, at the Board's election to withdraw the investments of the Separate Accounts in the Trust Portfolio.

6.4 For the purpose of this Article, a majority of the Disinterested Board Members shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Trust be required to bear the expense of establishing a new funding medium for any Contract. Insurance Company shall not be required by this Article to establish a new funding medium for any Contract if an offer to do so has been declined by vote of a majority of the Contractholders materially adversely affected by the irreconcilable material conflict.

6.5 No action by Insurance Company taken or omitted, and no action by the Separate Accounts or the Trust taken or omitted as a result of any act or failure to act by Insurance


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         Company pursuant to this Article VI, shall relieve Insurance Company of its obligations under, or otherwise affect the operation of, Article V.

                                   ARTICLE VII
                             VOTING OF TRUST SHARES

7.1 The Trust shall provide Insurance Company with copies, at no cost to Insurance Company, of the Trust's proxy material, reports to shareholders and other communications to shareholders in such quantity as Insurance Company shall reasonably require for distributing to Contractholders or Participants.

         Insurance Company shall:

         a. solicit voting instructions from Contractholders or Participants on a timely basis and in accordance with applicable law;

         b. vote the Trust's shares in accordance with instructions received from Contractholders or Participants; and

         c. vote the Trust's shares for which no instructions have been received in the same proportion as Trust shares for which instructions have been received.

         Insurance Company agrees at all times to vote its Separate Account shares in the same proportion as the Trust shares for which instructions have been received from Contractholders or Participants.


7.2 The Trust shall bear the cost of mailing and tabulating proxies for meetings of its shareholders.

                                  ARTICLE VIII
                          MARKETING AND REPRESENTATIONS

8.1 The Trust or its underwriter shall periodically furnish Insurance Company with the following documents, in quantities as Insurance Company may reasonably request:

         a.       Current Prospectus and any supplements thereto; and

         b.       other marketing materials.

         Expenses for the production of such documents shall be borne by the parties to this Agreement in accordance with Articles IV and V of this Agreement.

8.2 Insurance Company shall designate certain persons or entities that shall have the requisite licenses to solicit applications for the sale of Contracts. No representation is made as to


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         the number or amount of Contracts that are to be sold by Insurance
         Company. Insurance Company shall make reasonable efforts to market the Contracts and shall comply with all applicable federal and state laws in connection therewith.

8.3 Insurance Company shall furnish, or shall cause to be furnished, to the Trust or its designee, each piece of sales literature or other promotional material in which the Trust, its investment adviser or the administrator is named, at least ten Business Days prior to its use. No such material shall be used unless the Trust or its designee approves such material. Such approval (if given) must be in writing and shall be presumed not given if not received within ten Business Days after receipt of such material. The Trust or its designee, as the case may be, shall use all reasonable efforts to respond within six days of receipt.

8.4 Insurance Company shall not give any information or make any representations or statements on behalf of the Trust or concerning the Trust in connection with the sale of the Contracts other than the information or representations contained in the registration statement or Prospectus, as it may be amended or supplemented from time to time, or in reports or proxy statements for the Trust, or in sales literature or other promotional material approved by the Trust.

8.5 The Trust shall furnish, or shall cause to be furnished, to Insurance Company, each piece of the Trust's sales literature or other promotional material in which Insurance Company or the Separate Accounts are named, at least ten Business Days prior to its use. No such material shall be used unless Insurance Company approves such material. Such approval (if given) must be in writing and shall be presumed not given if not received within ten Business Days after receipt of such material. Insurance Company shall use all reasonable efforts to respond within six days of receipt.

8.6 The Trust shall not, in connection with the sale of Trust shares, give any information or make any representations on behalf of Insurance Company or concerning Insurance Company, the Separate Accounts, or the Contracts other than the information or representations contained in a registration statement or prospectus for the Contracts, as may be amended or supplemented from time to time, or in published reports for the Separate Accounts that are in the public domain or approved by Insurance Company for distribution to Contractholders or Participants, or in sales literature or other promotional material approved by Insurance Company.

8.7 For purposes of this Agreement, the phrase "sales literature or other promotional material" or words of similar import include, without limitation, advertisements (such as material published, or designed for use, in a newspaper, magazine or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures or other public media), sales literature (such as any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, or reprints or excerpts of any other advertisement, sales literature, or published article),


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         educational or training materials or other communications distributed or made generally available to some or all agents or employees, registration statements, prospectuses, statements of additional information, shareholder reports and proxy materials, and any other material constituting sales literature or advertising under National Association of Securities Dealers, Inc. rules, the Act or the 1933 Act.

                                   ARTICLE IX
                                 INDEMNIFICATION

9.1 Insurance Company agrees to indemnify and hold harmless the Trust, Enterprise, and each Portfolio's sub-investment adviser (if applicable), the Trust's distributor, and their respective affiliates, and each of their directors, trustees, officers, employees, agents and each person, if any, who controls or is associated with any of the foregoing entities or persons within the meaning of the 1933 Act (collectively, the "Indemnified Parties" for purposes of Section 9.1), against any and all losses, claims, damages or liabilities joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted) for which the Indemnified Parties may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect to thereof) (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in information furnished by Insurance Company for use in the registration statement or Prospectus or sales literature or advertisements of the Trust with respect to the Separate Accounts or Contracts, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading;
         (ii) arise out of or as a result of conduct, statements or representations (other than statements or representations contained in the Prospectus and sales literature or advertisements of the Trust) of Insurance Company or its agents, with respect to the sale and distribution of Contracts for which the Trust's shares are an underlying investment; (iii) arise out of the wrongful conduct of Insurance Company or persons under its control with respect to the sale or distribution of the Contracts or the Trust's shares; (iv) arise out of Insurance Company's incorrect calculation and/or untimely reporting of net purchase or redemption orders; or (v) arise out of any breach by Insurance Company of a material term of this Agreement or as a result of any failure by Insurance Company to provide the services and furnish the materials or to make any payments provided for in this Agreement. Insurance Company will reimburse any Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that with respect to clauses (i) and (ii) above Insurance Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission or alleged omission made in such registration statement, prospectus, sales literature approved in writing by Insurance Company, or advertisement in conformity with written information furnished to Insurance Company by the Trust specifically for use therein. This indemnity agreement will be in addition to any liability which Insurance Company may otherwise have.


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9.2      The Trust agrees to indemnify and hold harmless Insurance Company and each of its directors, officers, employees, agents and each person, if any, who controls Insurance Company within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which Insurance Company or any such director, officer, employee, agent or controlling person may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (1) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or Prospectus or sales literature or advertisements of the Trust; (2) arise out of or are based upon the omission to state in the registration statement or Prospectus or sales literature or advertisements of the Trust any material fact required to be stated therein or necessary to make the statements therein not misleading; or (3) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or Prospectus or sales literature or advertisements with respect to the Separate Accounts or the Contracts and such statements were based on information provided to Insurance Company by the Trust; and the Trust will reimburse any legal or other expenses reasonably incurred by Insurance Company or any such director, officer, employee, agent or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Trust will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission or alleged omission made in such registration statement, Prospectus, sales literature or advertisements in conformity with written information furnished to the Trust by Insurance Company specifically for use therein. This indemnity agreement will be in addition to any liability which the Trust may otherwise have.

9.3 The Trust shall indemnify and hold Insurance Company harmless against any and all liability, loss, damages, costs or expenses which Insurance Company may incur, suffer or be required to pay due to the Trust's (a) failure to comply with the diversification requirements specified in
         Article II of this Agreement; and (b) (1) incorrect calculation of the daily net asset value, dividend rate or capital gain distribution rate;
         (2) incorrect reporting of the daily net asset value, dividend rate or capital gain distribution rate; and (3) untimely reporting of the net asset value, dividend rate or capital gain distribution rate; provided that the Trust shall have no obligation to indemnify and hold harmless Insurance Company if the incorrect calculation or incorrect or untimely reporting was the result of incorrect information furnished by Insurance Company or information furnished untimely by Insurance Company or otherwise as a result of or relating to a breach of this Agreement by Insurance Company.

9.4 Promptly after receipt by an indemnified party under this Article of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Article, notify the indemnifying party of the commencement thereof. The omission to so notify the indemnifying party will not relieve the indemnifying party from any liability under this
         Article IX, except to the extent that the omission results in a failure of actual notice to the indemnifying party and such indemnifying party is damaged solely as a result of the failure to give such


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
         notice. In case any such action is brought against any indemnified party, and it notified the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel satisfactory to such indemnified party, and to the extent that the indemnifying party has given notice to such effect to the indemnified party and is performing its obligations under this Article, the indemnifying party shall not be liable for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation. Notwithstanding the foregoing, in any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent.

         A successor by law of the parties to this Agreement shall be entitled to the benefits of the indemnification contained in this Article IX. The provisions of this Article IX shall survive termination of this Agreement.

9.5 Insurance Company shall indemnify and hold the Trust, Enterprise and the sub-investment adviser of each Portfolio harmless against any tax liability incurred by the Trust under Section 851 of the Code arising from purchases or redemptions by Insurance Company's General Accounts or the account of its affiliates.

                                    ARTICLE X
                          COMMENCEMENT AND TERMINATION

10.1 This Agreement shall be effective as of the date hereof and shall continue in force until terminated in accordance with the provisions herein.

10.2     This Agreement shall terminate without penalty:

         a. At the option of any party to this Agreement for any reason by sixty (60) days advance written notice delivered to the other party.

         b. At the option of any party to this Agreement, upon another party's breach of any material provision of this Agreement;

         c. At the option of the Trust, if the Contracts are not registered, issued or sold in accordance with applicable federal and/or state law; or


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
         d. Upon assignment of this Agreement, unless made with the written consent of every other non-assigning party.

         Any such termination pursuant to Section 10.2a or 10.2c herein shall not affect the operation of Article V of this Agreement. Any termination of this Agreement shall not affect the operation of Article IX of this Agreement.

10.3     Notwithstanding any termination of this Agreement pursuant to Section
         10.2 hereof, each participating Portfolio and the Trust may, at the option of the participating Portfolio, continue to make available additional shares of that participating Portfolio for as long as the participating Portfolio desires pursuant to the terms and conditions of this Agreement as provided below, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts"). Specifically, without limitation, if the Trust and Enterprise so elect to make additional Portfolio shares available, the owners of the Existing Contracts or Insurance Company, whichever shall have legal authority to do so, shall be permitted to reallocate investments in that Portfolio, redeem investments in that Portfolio and/or invest in that Portfolio upon the making of additional purchase payments under the Existing Contracts. In the event of a termination of this Agreement pursuant to Section 10.2 hereof, the Trust and Enterprise, as promptly as is practicable under the circumstances, shall notify Insurance Company whether the Trust, Enterprise and that Portfolio will continue to make that Portfolio's shares available after such termination. If such Portfolio's shares continue to be made available after such termination, the provisions of this Agreement shall remain in effect and thereafter either the Trust or Insurance Company may terminate the Agreement as to that Portfolio, as so continued pursuant to this Section 10.3, upon prior written notice to the other party, such notice to be for a period that is reasonable under the circumstances but, if given by the Trust, need not be for more than six months.

10.4 Termination of this Agreement as to any one Portfolio shall not be deemed a termination as to any other Portfolio unless Insurance Company or the Trust, as the case may be, terminates this Agreement as to such other Portfolio in accordance with this Article X.

                                   ARTICLE XI
                                   AMENDMENTS

11.1 Any other changes in the terms of this Agreement, except for the addition or deletion of any Portfolio as specified in Exhibit A, shall be made by agreement in writing between Insurance Company and the Trust.

                                   ARTICLE XII
                                     NOTICE

12.1 Each notice required by this Agreement shall be given by certified mail, return receipt requested, to the appropriate parties at the following addresses:


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
         Insurance Company:      MONY Life Insurance Company of America
                                 1740 Broadway
                                 New York, New York 10019
                                 Attn: Secretary

                                 And

                                 MONY Life Insurance Company
                                 1740 Broadway
                                 New York, New York 10019
                                 Attn: Secretary


         The Trust:              Enterprise Accumulation Trust
                                 3343 Peachtree Road, N.E., Suite 450
                                 Atlanta, GA  30326-1022
                                 Attn:  Catherine R. McClellan, Secretary

         Notice shall be deemed to be given on the date of receipt by the addressees as evidenced by the return receipt.

                                  ARTICLE XIII
                                  MISCELLANEOUS

13.1 This Agreement has been executed on behalf of the Trust by the undersigned officer of the Trust in his or her capacity as an officer of the Trust. The obligations of this Agreement shall only be binding upon the assets and property of the Trust and shall not be binding upon any director, trustee, officer or shareholder of the Trust individually. This Agreement may be executed in multiple duplicate counterparts, each of which shall be deemed an original.

                                   ARTICLE XIV
                                       LAW

14.1 This Agreement shall be construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflict of laws.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be duly executed and attested as of the date first above written.



                         [SIGNATURES ON FOLLOWING PAGE]


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
                                        MONY LIFE INSURANCE COMPANY OF AMERICA


                                        By:      ______________________________

                                        Its:     ______________________________
Attest:  _____________________

                                        MONY LIFE INSURANCE COMPANY


                                        By:      ______________________________

                                        Its:     ______________________________
Attest:  _____________________


                                        ENTERPRISE ACCUMULATION TRUST


                                        By:      ______________________________

                                        Its:     ______________________________
Attest:  _____________________


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
                                    EXHIBIT A

                        LIST OF PARTICIPATING PORTFOLIOS


Growth
Growth & Income
Equity
Equity Income
Capital Appreciation
Multi-Cap Growth
Small Company Growth
Small Company Value
International Growth
High-Yield Bond
Balanced
Managed


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